Exhibit 99.1

TPI and Vestas Expand Relationship in Mexico

Scottsdale, Ariz., May 9, 2018 (GLOBE NEWSWIRE) – TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that Vestas Wind Systems A/S has exercised an option for two additional blade manufacturing lines under an existing multiyear supply agreement. TPI will produce blades for Vestas’ 4 MW wind turbine platform at TPI’s new facility in Matamoros, Mexico. The facility is scheduled to open for production in the third quarter of this year.

“We are pleased that Vestas has chosen to expand its relationships with TPI with the addition of two lines in Mexico for its 4MW platform,” said Steve Lockard, President and CEO of TPI Composites.

TPI has produced wind blades in Mexico since 2002, and currently operates three wind blade facilities in Ciudad Juarez.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742